Exhibit 99.1

ALLOS THERAPEUTICS ANNOUNCES STOCKHOLDER
APPROVAL OF SHARE EXCHANGE

Westminster, Colo., May 19, 2005 – Stockholders of Allos Therapeutics, Inc. (NASDAQ: ALTH), voting at the Company’s 2005 Annual Meeting of Stockholders held yesterday, May 18, 2005, approved the issuance of shares of the Company’s common stock upon exchange of shares of the Company’s Series A Exchangeable Preferred Stock sold to Warburg Pincus Private Equity VIII, L.P. and certain other investors in a financing transaction in March 2005. As a result of such approval, the Company issued a total of 23,524,430 shares of common stock upon exchange of 2,352,443 shares of Series A Exchangeable Preferred Stock. After giving effect to the share exchange, the Company now has approximately 54.7 million shares of common stock outstanding, of which Warburg Pincus owns approximately 22.6 million shares, or 41.4%.

The Company’s stockholders also approved all other matters brought before the meeting, including the election of directors and ratification of the Company’s independent auditors. A full tally of the votes will be published in the Company’s quarterly report on Form 10-Q, which will be filed with the Securities and Exchange Commission on or about August 10, 2005.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. Our lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. Our other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma;  and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, visit the company’s website at www.allos.com.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman

Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com